Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-179975) of our report dated February 22, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and other postretirement benefit obligations and inventory costing (Note 2), for which the date is May 16, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Eastman Chemical Company’s Current Report on Form 8-K filed on May 16, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 16, 2012